EXHIBIT 99.1

Standard Parking Corporation Announces Notice of Record Date and Annual Meeting

CHICAGO, June 25, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN) announced that its 2009 annual shareholders meeting will be held at 8:00 a.m. on July 30, 2009, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611. It also set July 17, 2009 as the record date for determining shareholders of the company who are entitled to vote at the meeting.

Standard Parking, with more than 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief
           Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com